Exhibit 10.15

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

NON-EXCLUSIVE LICENSE AGREEMENT

This Non-Exclusive License Agreement for Antibodies (“Agreement”) is made and entered into as of July 7, 2016 (the “Effective Date”) by and between: The Washington University, a corporation established by special act of the Missouri General Assembly approved February 22, 1853 and acts amendatory thereto, through its Office of Technology Management having its principal offices at 4240 Duncan Avenue, Suite 110, St. Louis, MO 63110 (hereinafter referred to as “WU”); and Oncorus, Inc., a corporation organized and existing under the laws of the State of Delaware, having its principal offices at 450 Kendall Street, Cambridge, MA 02142 (hereinafter referred to as “Licensee”). WU and Licensee are each a “Party” or collectively the “Parties” of this Agreement.

SUMMARY OF TERMS

The terms set forth below shall be interpreted in accordance with Schedules A – B appended hereto, which are hereby expressly incorporated by reference into this Agreement.

•	Field: Prevention and treatment of any disease or condition in humans and/or animals.

•	Territory: Worldwide

•	License Issue Fee: $[***]

•	License Maintenance Fee: $[***]

•	Royalty Rate: [***]%

The signatures of the undersigned indicate that they have read, understand, and agree with the terms of this Agreement, including its appended Schedules A – B, and have the authority to execute this Agreement on behalf of and to bind their represented Party.

	WASHINGTON UNIVERSITY		LICENSEE

Signature:	/s/ Nichole Mercier	Signature:	/s/ Thomas W. Chalberg
Name:	Nichole Mercier, PhD	Name:	Thomas W. Chalberg, PhD
Title:	Managing Director, OTM	Title:	Chief Operating Officer

Date:	8-23-16	Date:	27 July 2016

SCHEDULE A

TERMS AND CONDITIONS

1.	Definitions.

As used in this Agreement, the following terms have the meaning ascribed to them below:

1.1 “Affiliate” means an entity that now or hereafter, directly or indirectly, controls or is controlled by or is under common control with a Party to this Agreement whether by beneficial ownership, contract, or otherwise.

1.2 “Calendar Half” means each six-month period of a calendar year, or portion thereof, beginning on January 1 or July 1.

1.3 “Field” means the field, as described in the Summary of Terms, in which Licensee is authorized to use the Tangible Research Property under this Agreement.

1.4 “First Commercial Sale” means the date on which Licensee transfers a Licensed Product for compensation (including equivalent cash value for trades or other non-cash payments).

1.5 “License Issue Fee” means the license issue fee listed in the Summary of Terms.

1.6 “Licensed Product” means any product that contains, is made or derived from, and/or requires the use of any Tangible Research Property or Modifications.

1.7 “Modifications” shall mean Replication-Competent Modifications and Replication-Incompetent Modifications.

1.8 “Net Sales” means the [***].

1.9 “Permissible Deductions” means [***].

1.10 “Sale” means [***].

1.11 “Replication-Competent Modifications” means derivatives which (i) contain/incorporate the Tangible Research Property and are not produced at WU and (ii) comprise replication-competent herpes viral vectors.

1.12 “Replication-Incompetent Modifications” means derivatives which (i) contain/incorporate the Tangible Research Property and are not produced at WU and (ii) do not comprise replication-competent herpes viral vectors.

1.13 “Royalty Rate” means the royalty rate listed in the Summary of Terms, which shall apply to Net Sales of Licensed Products.

1.14 “Tangible Research Property” means the materials and other property that WU, either directly or through third parties, provides to Licensee pursuant to this Agreement, including without limitation the materials listed in Schedule B, their progeny, and unmodified derivatives.

1.15 “Term” means the duration of this Agreement, which shall commence on the Effective Date and terminate on the 10th anniversary of the First Commercial Sale.

1.16 “Territory” means the countries and other territories listed in the Summary of Terms, but excluding those countries and territories to which export of technology or goods is prohibited by applicable U.S. export control laws or regulations.

2.	License Grants and Restrictions.

2.1 Subject to the terms and conditions of this Agreement, WU hereby grants to Licensee, and Licensee hereby accepts, (i) a non-transferable (subject to Sections 2.6 and 13.6), non-exclusive, royalty-bearing, sub-licensable license under the Tangible Research Property and (ii) a non-transferable (subject to Sections 2.6 and 13.6), non-exclusive, sub-licensable (subject to Section 2.6), royalty-bearing license under the Replication-Incompetent Modifications and (iii) a non-transferable (subject to Sections 2.6 and 13.6), exclusive, sub-licensable (subject to Section 2.6), royalty-bearing license under the Replication-Competent Modifications, in each case of (i) through (iii), to research, develop, make, have made, sell, offer for sale, use, import, and export Licensed Products in the Field and in The Territory. Upon the expiration (but not the early termination) of this Agreement, WU hereby grants to Licensee, and Licensee hereby accepts, a non-exclusive, sublicenseable, perpetual, irrevocable, fully paid-up license under the Tangible Research Property and Modifications to research, develop, make, have made, sell, offer for sale, use, import, and export Licensed Products in the Territory and in the Field.

2.2 WU agrees to deliver, or cause to be delivered, the Tangible Research Property to Licensee within [***] of the Effective Date of this Agreement.

2.3 Licensee agrees and acknowledges that: (a) in accordance with Public Laws 96-517, 97-256, and 98-620, codified at 35 U.S.C. §§ 200-212, the United States government retains certain rights to inventions arising from federally supported research or business; (b) under such laws and implementing regulations, the government may impose requirements on such inventions; (c) Licensed Products embodying inventions subject to such laws and regulations sold in the United States must be substantially manufactured in the United States; and (d) the license rights granted in this Agreement are expressly made subject to such laws and regulations as amended from time to time. Licensee agrees to abide by all such laws and regulations.

2.4 Licensee hereby grants to WU and WU hereby accepts, a non-transferable, non-exclusive, perpetual, irrevocable, fully paid up license, for research and education purposes only, under any and all application patents, copyright registrations or other intellectual property rights, to make and use any and all inventions, discoveries or improvements conceived of or reduced to practice by Licensee during the Term of this Agreement and relating to the Tangible Research Property so long as these inventions, discoveries or improvements were independently developed at WU.

2.5 WU retains all ownership rights in the Tangible Research Property. The risk of loss of all Tangible Research Property shall pass to Licensee upon delivery. For the avoidance of doubt, Licensee’s rights in any Tangible Research Property extend only to the specific Tangible Research Property delivered by WU to Licensee. Accordingly, Licensee shall have no right to any tangible research property retained by WU including, without limitation, any original tangible research property that may be retained by WU and on which the Tangible Research Property delivered to Licensee may be based. Other than the license expressly granted in Section 2.1 above, all rights in and to the Tangible Research Property are hereby reserved by WU. Licensee agrees not to practice or use the Tangible Research Property or do any act in respect thereof outside the scope of the license expressly granted above including, without limitation, providing any Tangible Research Property to any third party, other than as expressly permitted under this Agreement. Licensee further agrees that it will not do any act or thing which would in any way contest WU’s ownership in, or otherwise derogate from the ownership by WU, of any rights in the Tangible Research Property. Licensee further agrees not to register or attempt to register in the Territory or elsewhere any rights in the Tangible Research Property or to assist any third party to do so.

2.6 Sublicensing

2.6.1 Subject to the further provisions of this Section 2.6, Licensee may grant sublicenses of the licenses granted to Licensee in Sections 2.1 above to third parties by entering into a written agreement with any such third party (each such agreement shall be referred to herein as a “Sublicense”). In addition, each such Sublicensee (“Sublicensee” means a third party that has received a sublicense under the license rights granted to Licensee in Section 2.1 of this Agreement) shall have the right to grant additional Sublicenses under the rights granted in Section 2.1. For avoidance of doubt, the term “Sublicensee” includes any sublicensee of a Sublicensee as permitted pursuant to Section 2.6.1. Licensee agrees that it will require all Sublicensees to comply with all applicable terms and conditions set forth in this Agreement.

2.6.2 Licensee agrees that it will require all Sublicensees to comply with the terms and conditions set forth in this Agreement and applicable to Licensee. In furtherance of the foregoing but without limiting the generality thereof, each Sublicense shall, for the express benefit of WU, bind the Sublicensee to terms and conditions no less favorable to WU than those between WU and Licensee contained in this Agreement. In addition, Licensee shall confirm or have its’ Sublicensees, in the case of sub-Sublicensees, confirm that each such Sublicensee is in compliance with all export control provisions as set forth in Section 13.1. To the extent that any term, condition, or limitation of any Sublicense is inconsistent with the terms, conditions and limitations contained in this Agreement, such term, condition, and/or limitation shall be null and void against WU. Without in any way narrowing or limiting the scope of the foregoing provisions of this Section 2.5.2, all Sublicenses shall contain the terms and conditions set forth in Exhibit C hereto. Within [***] after the effective date of any Sublicense, Licensee shall provide WU a complete copy of the Sublicense including, without limitation, any and all exhibits and/or attachments thereto. If the Sublicense is written in a language other than English, the copy of the Sublicense shall be accompanied by a complete translation written in English. Upon delivery of such translation to WU, Licensee shall be deemed to represent and warrant to WU that such translation is a true and accurate translation of the Sublicense.

2.6.3 Primary Liability. Licensee will be primarily liable to WU for all acts, errors or omissions of a Sublicensee. Any act, error or omission of a Sublicensee that would be a breach of this Agreement if imputed to Licensee will be deemed to be a breach of this Agreement by Licensee.

3.	Royalties and License Fee.

3.1 Within [***] after the Effective Date, Licensee agrees to pay the License Issue Fee to WU. Such License Issue Fee shall be non-refundable and shall not be credited against any other payments that may be due hereunder.

3.2 Licensee will pay WU the Royalty Rate of Net Sales, for each Sale of a Licensed Product sold by or for Licensee. A Sale of a Licensed Product will be deemed to have been made at the time Licensee first invoices, [***] after the end of each Calendar Half in which the Sale of the Licensed Products to which such earned royalties occurs.

3.3 On or before every anniversary of the Effective Date, Licensee agrees to pay the License Maintenance Fee to WU. All License Maintenance Fees shall be non-refundable and shall not be credited against any other payments that may be due hereunder.

4.	Diligence.

Licensee shall exercise commercially reasonable efforts to sell Licensed Product, and will continue to exercise commercially reasonable efforts to sell Licensed Products in the Territory for the duration of the Term. Licensee agrees that it will notify WU in writing within [***] if Licensee will no longer make Licensed Product available in the Field. WU reserves the right to terminate this Agreement in the event Licensee decides not to make Licensed Product available in the Field.

5.	Payments, Records, and Audits.

5.1 All dollar ($) amounts referred to in this Agreement are expressed in United States dollars. All payments to WU shall be made in United States dollars by check or electronic transfer payable to “Washington University.” Any Sales revenues for Licensed Products in currency other than United States dollars shall be converted to United States dollars at the conversion rate for the foreign currency as published in the Eastern edition of The Wall Street Journal as of the last business day in the United States of the applicable Calendar Half.

5.2 Checks shall reference WU Contract Number [***] and shall be sent to:

[***]

All payments shall include the WU Contract Number to ensure accurate crediting to Licensee’s account. Electronic transfers shall be made to a bank account designated in writing by WU.

5.3 Within [***] after the end of each Calendar Half in which a Licensed Product is Sold or made, Licensee shall deliver to WU, a written report setting forth the calculation of all amounts due to Licensee under Sections 5.3 and 5.5 above for such Calendar Half. For LicensedProducts, each such report shall show, at a minimum, (a) the number of Licensed Products in inventory at the beginning of such Calendar Half, (b) the number of Licensed Products Sold and amount of Sales by country during such Calendar Half, (c) the number of Licensed Products in inventory at the end of such Calendar Half, (d) the gross receipts for Sales of Licensed Products during such Calendar Half including total amounts invoiced and received, (e) any Permissible Deductions giving totals by each type for such Calendar Half, (f) Net Sales of Licensed Products by country for such Calendar Half, (g) royalties, fees and payments due to WU for such Calendar Half, giving totals for each category, and (h) earned royalty amounts credited against minimum royalty payments for such Calendar Half.

5.4 Licensee shall maintain complete and accurate books of account and records that would enable an independent auditor to verify the amounts paid as royalties, fees and payments under this Agreement. The books and records must be maintained for [***] following the Calendar Half after submission of the reports required by this Agreement. Upon reasonable notice by WU, Licensee must give WU (or auditors or inspectors appointed by and representing WU) access to all books and records relating to Sales of Licensed Products by Licensee by Licensee to conduct, at WU’s expense, an audit or review of those books and records. This access must be available at least [***], during regular business hours, during the term of this Agreement and for the [***] following the year in which termination or expiration of this Agreement occurs. If any such audit or review determines that Licensee has underpaid royalties by [***]% or more for any Calendar Half, Licensee shall (a) reimburse WU for the costs and expenses of the accountants and auditors in connection with the review and audit, and (b) immediately pay WU the amount of such underpayment along with interest on the past due amount as provided in Section 5.5 below.

5.5 Any amounts not paid by Licensee to WU when due shall accrue interest, from the date [***] after the balance is due at an interest rate of [***]. In addition, [***].

5.6 Payments shall be paid to WU free and clear of all foreign taxes. If laws, rules or regulations require withholding of income taxes of other rates imposed upon payments set forth in this Agreement, Licensee shall make such withholding payments as required and without subtracting such withholding payments from such payments to WU. Licensee shall submit appropriate proof of payment of the withholding rates to WU within a reasonable period of time. Licensee shall use efforts consistent with its usual business practices to minimize the extent of any withholding taxes imposed under the provisions of the current or any future double taxation treaties or agreement between foreign countries, and the Parties shall cooperate with each other with respect thereto, with the appropriate Party under the circumstances providing the documentation required under such treaty or agreement to claim benefits thereunder.

6.	Confidentiality.

6.1 The Parties acknowledge that, prior to and during the Term of this Agreement, the Parties may disclose to one another scientific, technical, business, or other information which is treated by the disclosing Party as confidential or proprietary, including but not limited to Tangible Research Property and reports provided by Licensee to WU under this Agreement (hereinafter referred to as “Confidential Information”). Both Parties agree that in order to ensure that each Party understands which information is deemed to be confidential, all Confidential Information will be in written form and clearly marked as “Confidential,” and if the Confidential Information is initially disclosed in oral or some other non-written form, it will be confirmed and summarized in writing and clearly marked as “Confidential” within thirty (30) days of disclosure. The receiving Party shall hold such Confidential Information in confidence and shall treat such information in the same manner as it treats its own confidential information but not less than with a reasonable degree of care. In recognition that WU is a non-commercial, academic institution, Licensee agrees to limit to the extent possible the delivery of Licensee Confidential Information to WU. Each Party retains the right to refuse to accept any such information or data from the other Party which it does not consider to be essential to this Agreement or which it believes to be improperly designated. The Confidential Information provided to the receiving Party will remain the property of the disclosing Party, and will be disclosed only to those persons necessary for the performance of this Agreement. The Parties agree that no indirect or consequential damages, or damages based on loss of profits or lost market share, are contemplated or recoverable for breach of the confidentiality obligations of this Agreement.

6.2 Confidential Information does not include information that (a) was known to the receiving Party prior to receipt from the disclosing Party as evidenced by the receiving Party’s records; (b) is or becomes part of the public domain through no act by or on behalf of the receiving Party; (c) is lawfully received by the receiving Party from a third party without any restrictions, and/or (d) comprises identical subject matter to that which had been originally and independently developed by the receiving Party personnel without knowledge or use of any Confidential Information as evidenced by the receiving Party’s records.

6.3 The receiving Party may, to the extent necessary, disclose the disclosing Party’s Confidential Information in accordance with a judicial or other governmental order, provided that the receiving Party either (a) gives the disclosing Party reasonable notice prior to such disclosure to allow the disclosing Party a reasonable opportunity to seek a protective order or equivalent, or (b) obtains written assurance from the applicable judicial or governmental entity that it will afford the Confidential Information an appropriate level of protection afforded under applicable law or regulation.

6.4 Licensee may, to the extent necessary, use and disclose the Confidential Information to secure governmental approval to market a Licensed Product, or in connection with the sale of all, or substantially all, of the Licensee’s assets to which this Agreement relates. Licensee will, in any such event, take all reasonably available steps to maintain the confidentiality of the disclosed Confidential Information and to guard against any further disclosure.

7.	Representations and Warranties.

7.1 Each of WU and Licensee represents and warrants to the other that (a) this Agreement has been duly executed and delivered and constitutes a valid and binding agreement enforceable against such Party in accordance with its terms, (b) no authorization or approval from any third party is required in connection with such Party’s execution, delivery, or performance of this Agreement, and (c) the execution, delivery, and performance of this Agreement does not violate the laws of any jurisdiction or the terms or conditions of any other agreement to which it is a party or by which it is otherwise bound.

7.2 Licensee represents and warrants that it will (a) use the Tangible Research Property only in accordance with the provisions of this Agreement and with such laws, rules, regulations, government permissions and standards as may be applicable thereto in the Territory and in the Field, and (b) otherwise comply with all laws, rules, regulations, government permissions and standards as may be applicable to Licensee in the Territory with respect to the performance by Licensee of its obligations hereunder. Licensee further represents and warrants that (i) it has obtained the insurance coverage required by Section 10 below, and (ii) there is no pending litigation and no threatened claims against it that could impair its ability or capacity to perform and fulfill its duties and obligations under this Agreement. Licensee warrants that all reports and/or statements provided by Licensee hereunder are true and correct and are certified true and correct by Licensee upon delivery to WU.

8.	Infringement

Throughout the Term of this Agreement, Licensee agrees to give WU prompt notice of (a) any known or suspected infringement or misappropriation of the Tangible Research Property in the Territory, and (b) any claim that a Licensed Product infringes the intellectual property rights of a third party.

9.	Indemnification.

Licensee agrees to indemnify, defend, reimburse and hold harmless WU, WU personnel, WU’s Affiliates, and each of their respective trustees, faculty, staff, employees, students, directors, officers, agents, successors and assigns (altogether the “WU lndemnitee”) from, for and against any and all judgments, settlements, losses, expenses, damages and/or liabilities and any and all court costs, attorneys’ fees, and expert witness fees and expenses that a WU Indemnitee may incur from any and all allegations, claims, suits, actions or proceedings (the “Claims”) arising out of, relating to, or incidental to Licensee’s breach of this Agreement or Licensee’s or Sublicensee’s use, development, commercialization, or other exploitation of Licensed Products and Tangible Research Property, whether by or through Licensee, and including all Claims for infringement, injury to business, personal injury, and product liability. The obligations set forth in this Section shall survive termination of this Agreement, shall continue even after assignment of rights and responsibilities, and shall not be limited by any provision of this Agreement outside this Section.

10.	Insurance.

10.1 Throughout the Term of this Agreement and for a period of [***] thereafter, Licensee shall obtain and maintain comprehensive general liability and product liability insurance, naming WU as an additional insured, with carrier(s) having at least AM. Best ratings/class sizes of A/VII and in the following minimum annual limits:

•	[***].

10.2 Licensee will provide WU with a certificate of insurance within [***] of execution of this Agreement and annually thereafter. The certificates must provide that Licensee’s insurer will notify WU in writing at least [***] prior to cancellation or material change in coverage. The specified minimum insurance coverage and limits do not constitute a limitation on Licensee’s liability or obligation to indemnify or defend under this Agreement.

11.	Term and Termination.

11.1 The Term of this Agreement is defined in Section 1.15 and is subject to earlier termination as provided herein.

11.2 Licensee may terminate this Agreement without cause by giving notice thereof to WU. Licensee shall pay to WU all amounts due and owing to WU under this Agreement on the date of termination. Any such termination shall be effective on the date such notice is given.

11.3 WU may terminate this Agreement by giving notice thereof to Licensee upon the occurrence of any one or more of the following events (in which event this Agreement shall terminate on the date such notice is given): (a) Licensee exercises, or attempts or offers to exercise, any rights with respect to the Tangible Research Property outside the scope of the licenses granted to Licensee in Article 2 above, (b) Licensee breaches any provision of Article 5 above, and/or (c) Licensee (i) becomes insolvent, bankrupt, or is otherwise unable to pay its debt(s) to WU by the due date(s), or (ii) Licensee suffers the appointment of a receiver, receiver and manager, or administrative receiver of the whole or any part of its assets or undertaking, or (iii) an order is made or a notice issued convening a meeting of shareholders to consider the passing of a resolution, or (iv) a resolution is passed, for its winding up (other than for the purpose of amalgamation or reconstruction), or (v) it enters into any arrangement with its creditors or suffers any distress or execution to be levied on its goods.

11.4 WU may terminate this Agreement by giving notice thereof to Licensee in the event Licensee commits a breach of any provision of this Agreement (other than a breach of the type contemplated by Section 11.3 above) and fails to cure such breach within [***] after the day that WU gives Licensee notice of such breach. Such termination shall be effective on the date such notice of termination is given. Licensee may terminate this Agreement by giving notice thereof to WU in the event WU commits a breach of any provision of this Agreement and fails to cure such breach within [***] after the day that Licensee gives notice to WU of such breach, and such termination shall be effective on the date such notice of termination is given.

11.5 On the date of early termination of this Agreement, all license rights granted to Licensee under Article 2 above shall terminate. Upon early termination of this Agreement, Licensee agrees to, promptly deliver to WU all originals, copies, reproductions and summaries of all Tangible Research Property and Confidential Information, in each instance in the format in which it exists at the time of early termination of this Agreement, or in another mutually agreed format. Within [***] after such early termination, Licensee agrees to deliver a written report to WU of all Licensed Products in inventory. If this Agreement terminates early before the expiration of the Term, then, upon the termination of this Agreement, Licensee agrees (a) to immediately discontinue the exportation of Licensed Products, (b) to immediately discontinue the manufacture, Sale and distribution of the Licensed Products in the Territory, (c) to immediately destroy all Licensed Products in inventory, and (d) not to manufacture, sell and/or distribute Licensed Products.

11.6 For the avoidance of doubt, the expiration or earlier termination of this Agreement shall not relieve Licensee of its obligation to account for and make payment to WU of any amount due hereunder including, without limitation, any royalties accrued during the Term of this Agreement.

12.	Disclaimer and Limitation of Liability.

NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, EVERYTHING PROVIDED BY WU UNDER THIS AGREEMENT IS UNDERSTOOD TO BE EXPERIMENTAL IN NATURE, MAY HAVE HAZARDOUS PROPERTIES, AND IS PROVIDED WITHOUT ANY WARRANTY OF ANY KIND, EXPRESSED OR IMPLIED, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, OR NON-INFRINGEMENT OF ANY THIRD-PARTY PATENT, TRADEMARK, COPYRIGHT OR ANY OTHER THIRD-PARTY RIGHT. WU MAKES NO WARRANTIES REGARDING THE QUALITY, ACCURACY, COMMERCIAL VIABILITY OR ANY OTHER ASPECT OF ITS PERFORMANCE PURSUANT TO THIS AGREEMENT OR REGARDING THE PERFORMANCE, VALIDITY, SAFETY, EFFICACY OR COMMERCIAL VIABILITY OF ANYTHING PROVIDED BY WU UNDER THIS AGREEMENT. IN NO EVENT SHALL WU OR LICENSEE BE LIABLE FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, WHETHER IN BREACH OF CONTRACT, TORT OR OTHERWISE, EVEN IF THE PARTY IS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. EXCEPT FOR THEIR RESPECTIVE INDEMNITY OBLIGATIONS, EACH OF WU’S AND LICENSEE’S AGGREGATE LIABILITY TO THE OTHER UNDER THIS AGREEMENT SHALL NOT EXCEED THE PAYMENTS MADE OR PAYMENTS DUE UNDER THIS AGREEMENT, RESPECTIVELY.

13.	General Provisions.

13.1 In performing their respective obligations under the Agreement, the Parties will comply with United States export control and asset control laws, regulations, and orders, as they may be amended from time to time, applicable to the export or re-export of goods or services, including software, processes, or technical data. Such regulations include without limitation the Export Administration Regulations (“EAR”), International Traffic in Arms Regulations (“ITAR”), and regulations and orders administered by the Treasury Department’s Office of Foreign Assets Control (collectively, “Export Control Laws”). WU is not transferring any information or material outside of the United States under this Agreement and is providing no representation regarding the export control status or classification of any information or materials provided hereunder.

13.2 This Agreement embodies the entire understanding of the Parties and supersedes all other past and present communications and agreements relating to the subject matter. No amendment or modification of this Agreement shall be valid unless made in writing and signed by authorized representatives of both Parties.

13.3 This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri, without regard to its rules or procedures involving conflicts of laws. All actions relating to this Agreement shall be brought exclusively in the United States District Court for the Eastern District of Missouri or the Circuit Court of St. Louis County, Missouri, if no federal subject matter jurisdiction exists. The Parties irrevocably waive all present and future objections to personal jurisdiction, forum or venue in such courts.

13.4 Each provision of this Agreement that would by its nature or terms survive, shall survive any termination or expiration of this Agreement, regardless of the cause. Such provisions include, without limitation, Sections 3, 5, 6, 7, 9, 10 and 12.

13.5 Notices pursuant to this Agreement shall be effective when sent, if delivered by a commercial carrier’s overnight delivery service or when received if sent otherwise. Notices to WU and Licensee should be sent to the addresses set forth in the preamble of this Agreement, or such other address as a Party so notifies the other Party pursuant to this Section 13.5.

13.6 This Agreement shall be personal to Licensee, and it is not assignable by Licensee to any other person or entity without the prior written consent of WU, such consent to be in WU’s sole discretion. Notwithstanding the foregoing, Licensee shall be free to assign this Agreement and its rights and obligations hereunder without WU’s consent (a) to any Affiliate or (b) in connection with any sale of substantially all of Licensee’s assets or business (or that portion of its assets or business related to the subject matter of this Agreement), merger, acquisition, consolidation, reorganization, or other similar transaction, provided that (i) Licensee shall not be released of its obligations existing at the time of such assignment and (ii) the assignee or successor to this Agreement confirms, in writing, that it will be subject to and must comply with all terms, conditions, and obligations of this Agreement.

13.7 The recitals and preamble to this Agreement, if any, are hereby incorporated as an integral part of this Agreement as if restated herein in full. Headings are included for convenience and reference only and are not incorporated as an integral part of this Agreement. This Agreement may be executed in any number of counterparts each of which shall be deemed an original and as executed shall constitute one agreement, binding on both parties, even though both parties do not sign the same counterpart.

13.8 Each Party is an independent contractor and not a partner or agent of the other Party. This Agreement will not be interpreted or construed as creating or evidencing any partnership or agency between the Parties or as imposing any partnership or agency obligation or liability upon either Party. Further, neither Party is authorized to, and will not, enter into or incur any agreement, contract, commitment, obligation or liability in the name of or otherwise on behalf of the other Party.

13.9 If any provision in this Agreement is held invalid, illegal, or unenforceable in any respect, such holding shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if it had never contained the invalid, illegal, or unenforceable provisions.

13.10 The failure of either Party to insist upon or enforce strict performance by the other Party of any provision of this Agreement, or to exercise any right or remedy under this Agreement will not be interpreted or construed as a waiver or relinquishment of that Party’s right to assert or rely upon any such provision, right or remedy in that or any other instance; rather, the same will be and remain in full force and effect. All rights and remedies under this Agreement are cumulative of every other such right or remedy and may be exercised concurrently or separately from time-to-time.

13.11 Neither Party may use the trademarks or name of the other Party or its employees for any commercial, advertisement, or promotional purposes without the prior written consent of an authorized corporate officer of the other Party. If either Party is required by law, governmental regulation, or its own authorship or conflict of interest policies to disclose its relationship with the other Party, including, but not limited to, in SEC filings, scientific publications or grant submissions, it shall provide the other Party with a copy of the disclosure. Notwithstanding the provisions of this Section either party may publicize the existence of, and the Parties to, this Agreement.

13.12 Neither WU nor Licensee will be liable for failure of or delay in performing obligations set forth in this Agreement, and neither will be deemed in breach of its obligations, other than for payments, if such failure or delay is due Jo natural disasters or other causes reasonably beyond the control of a Party and reasonable notice of the delay is provided to the other Party.

13.13 Licensee agrees that for all WU faculty or staff members who serve Licensee in the capacity of consultant, officer, employee, board member, advisor, or otherwise through a personal relationship with Licensee (a “Consultant”) (a) such Consultant shall serve the Licensee in his or her individual capacity, as an independent contractor, and not as an agent, employee or representative of WU; (b) WU exercises no authority or control over such Consultant while acting in such capacity; (c) WU receives no benefit from such activity; (d) neither Licensee nor the Consultant may use WU resources in the course of such service; (e) WU makes no representations or warranties regarding such service and otherwise assumes no liability or obligation in connection with any such work or service undertaken by such Consultant; and (f) any breach, error, or omission by a Consultant acting in the capacity set forth in this Section shall not be imputed or otherwise attributed to WU, and shall not constitute a breach of this Agreement by WU.

13.14 Each Party shall, at the reasonable request of the other, execute and deliver to the other such instruments and/or documents and shall take such actions as may be required to more effectively carry out the terms of this Agreement.

13.15 [***].

13.16 This Agreement may be executed in counterparts, each of which shall be deemed an original and as executed shall constitute one agreement, binding on both Parties, even though both Parties do not sign the same counterpart.

SCHEDULE B

TANGIBLE RESEARCH PROPERTY

[***]

It is expressly understood that the above Tangible Research Properties are to be delivered to Licensee by the University of Pittsburgh on behalf of WU.

SCHEDULE C

SUBLICENSE AGREEMENT PROVISIONS

Sublicensee agrees to indemnify and hold harmless WU Indemnitees to the same extent and under terms no less favorable to WU Indemnitees as Licensee’s obligations under Article 11 of this Agreement.

Sublicensee agrees to maintain insurance for WU’s benefit to the same extent and under terms no less favorable to WU as Licensee’s obligations under Article 12 of this Agreement.

Sublicensee agrees to maintain books and records and allow audits for WU’s benefit to the same extent and under terms no less favorable to WU as Licensee’s obligations under this Agreement.

If Licensee enters bankruptcy or receivership, voluntarily or involuntarily, sublicensing revenue then or thereafter due to Licensee will, upon notice from WU to any Sublicensee, become directly due and owing to WU for the account of Licensee. WU will remit to Licensee any amounts received that exceed the sum actually owed by Licensee to WU.

Washington University is a third party beneficiary of this Sublicense Agreement. Accordingly, Washington University may enforce this Agreement against Sublicensee to the same extent as the Sublicensor.